Exhibit 99.1

DISCOVER CFO MARK GRAF TO RETIRE FROM COMPANY IN 2020

Riverwoods, IL, June 6, 2019 – Discover Financial Services (NYSE:DFS) today announced that R. Mark Graf, executive vice president and chief financial officer, has informed the company of his intent to retire in 2020. Graf will remain in his current role until a successor is appointed to ensure that management and the Board of Directors have the appropriate time to evaluate a full slate of candidates for the company’s next CFO. Graf will participate in the process and will remain an employee of the company until early 2020 to ensure a smooth transition for this critical role.

“On behalf of the Discover Board and management team, I thank Mark for his dedication and valuable contributions during his years with Discover,” said Roger Hochschild, CEO and president. “Mark has built a tremendous finance organization with deep expertise across the board and has played a significant role in driving our financial performance. I am greatly appreciative that Mark will remain with Discover to help identify his successor and facilitate a successful leadership changeover.”

In announcing his plans, Graf said, “I joined Discover in 2011 as our industry and the U.S. economy were continuing to deal with the effects of the Great Recession. It has been my privilege to work with an extraordinary leadership team as we navigated that difficult time and emerged to produce industry-leading returns. I love working at this great company, but those who know me well have heard me speak for years about wanting a second phase of my career. As I turn 55, it is time to put that plan in motion.”

The executive talent firm Crist Kolder Associates will be conducting the search for Graf’s replacement.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover card, America’s cash rewards pioneer, and offers private student loans, personal loans, home equity loans, checking and savings accounts and certificates of deposit through its direct banking business. It operates the Discover Global Network comprised of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation’s leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in 190 countries and territories. For more information, visit www.discover.com/company.

Media Contact:

Jon Drummond

Discover

224-405-1888

jondrummond@discover.com

@Discover_News

Investor Contact:

Craig Streem

Investor Relations

224-405-5923

craigstreem@discover.com